Exhibit 10.1

EIGHTH AMENDMENT TO LEASE

Reference is made to a certain Lease (“Lease”) dated June 11, 1987 by and between Jaymont (U.S.A.) Incorporated whose interest has been transferred to Aman, Inc. (“Landlord”), and Thomas Black Corporation (“Tenant”) whose interest has been transferred to Safety Insurance Group, Inc., a Delaware corporation, as amended by First Amendment to Lease dated October 11, 1988, Second Amendment to Lease dated September 14, 1989; Third Amendment to Lease dated September 19, 1990, Fourth Amendment to Lease dated February 23, 1994, Fifth Amendment to Lease dated December 1996, and Sixth Amendment to Lease dated June 24, 2002, and the Seventh Amendment to Lease dated July 26, 2004.

All capitalized terms used in this Eighth Amendment shall have the meanings ascribed to them in the Lease, or in this Seventh Amendment.

As of the effective date of this Eighth Amendment to Lease, the Lease Data Sheet attached hereto shall become operable.

The effective date of this Eighth Amendment (the “Effective Date”) shall be as follows:

(i)                                     January 1, 2009 as to all spaces in the Building demised by this Lease and Broad 64;

(ii)                                  with respect to approximately 2,435 rentable square feet on the lst floor of the Building as shown on the plan attached hereto (“Expansion Space B”) the Effective Date shall be the earlier to occur of August 1, 2007 or the date upon which Tenant shall occupy Expansion Space B and conduct business therein; and

(iii)                               with respect to 11,148 rentable square feet on the 10th floor of the Building (“Expansion Space A”) consisting of three (3) spaces as follows: (x) 5,152 rentable square feet now vacant and available to Tenant; (y) 3,699 rentable square feet to be available on or before September 1, 2007 or when Tenant shall have obtained a Certificate of Occupancy for such space whichever shall be earlier; and (z) 2,297 rentable square feet to be available on or before April 1, 2010, the Effective Date shall be: (a) for the 5,152 rentable square feet, and the 3,699 rentable square feet portions of Expansion Space A the date when the Tenant shall have obtained a Certificate of Occupancy for said portions and shall have taken possession thereof, but not later than December 31, 2007; and (b) for the 2,297 rentable square feet, when the Tenant shall take possession of said space, provided that Tenant acknowledges that Landlord has no right to relocate the tenant of said space, and provided further that Landlord shall use commercially reasonable efforts to obtain possession of said space and deliver it to Tenant.

In consideration of these presents and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lease is hereby further amended as follows:

1. As of the Effective Date the Tenant shall occupy 2,665 rentable square feet in Broad 64 and 99,220 rentable square feet in the Building, including Expansion Space B; provided that when  Expansion Space A in full is part of the Premises, the Tenant shall occupy 104,182 rentable square feet in the Building.

2.  The Lease Data Sheet and Section 1.01(a) are amended to provide that commencing on the Effective Date and continuing throughout the term of the Lease, Base Rent for the Premises shall be as follows:

Floors 2-12 of the Building at the annual rate of :

Year 1-3	$38.50 per rentable square foot
Years 4-6	$41.50 per rentable square foot
Years 7-10	$43.50 per rentable square foot

Floor 1 of the Building at the annual rate of:

Years 1-3	$32.50 per rentable square foot
Years 4-6	$34.50 per rentable square foot
Years 7-10	$36.50 per rentable square foot

Broad 64 at the annual rate of:

Years 1-3	$32.50 per rentable square foot
Years 4-6	$34.50 per rentable square foot
Years 7-10	$36.50 per rentable square foot

3.  The Office Factor as of the Effective Date shall be 68.30%, without Expansion Space A, and upon inclusion of Expansion Space A in full the Office Factor shall be 69.8%.

The Office Factor for Broad 64 shall remain at 21.07%.

From and after the Effective Date, the Occupancy Cost Base for the 99,220 rentable square feet in the Building shall be actual occupancy expenses incurred in calendar year 2008, and the Tax Cost Base shall be fiscal year 2009.

Occupancy Cost Base for Expansion Space B shall be calendar year 2007, and Tax Cost Base shall be fiscal year 2008.

Occupancy Cost Base for Expansion Space A shall be calendar year 2007 and Tax Cost Base shall be fiscal year 2008.

Broad 64 Tax Cost Base and Occupancy Cost Base shall be fiscal year 2009 and calendar year 2008.

4.  The Tenant shall accept possession of all of the Premises demised by this Lease “as is” and without any obligation whatsoever for the Landlord to make repairs, alterations, or improvements to any portion of the Premises except as otherwise provided on the part of Landlord to do in this Lease.  In lieu of any improvements to the Premises, and as full compensation to Tenant for accepting the Premises “as is” in their present condition, Landlord grants to Tenant a Base Rent abatement equal to $41.12 per rentable square foot (the “Credit”) which will be available to Tenant.  The Credit shall have no impact on Tax or Occupancy Cost payments, all of which shall continue to be due.  The Credit shall be applied as follows:

Month	Free Rent/Rent Credit
September 2007	$251,496.08
December 2007	$251,496.08
February 2008	$288,708.15
April 2008	$288,708.15
June 2008	$288,708.15
August 2008	$288,708.15
October 2008	$288,708.15
December 2008	$288,708.15
February 2009	$324,331.04
April 2009	$324,331.04
June 2009	$324,331.04
August 2009	$324,331.04
October 2009	$324,331.04
December 2009	$478,025.74
TOTAL	$4,283,922.00

In order to obtain the full value of the Credit, not less than $2,570.353.20 must be spent upon improvements to the Premises including professional design fees, materials, labor, project/construction management fees, moving expenses, supervision, renovations and redecorating, including both Expansion Space B and Expansion Space A.  Such expenditure of $2,570,353.20 must be expended within three (3) years from the execution of this Eighth Amendment.  Commencing in August 2007, and every three (3) months thereafter until the amount of $2,570,353.20 shall have been expended and paid, Tenant shall certify to Landlord the amount expended on a cumulative basis and the purposes for which those amounts were expended with receipted bills evidencing payment.

If Tenant shall fail to expend at least sixty percent (60%) of the Credit Amount, namely $2,570,353.20, within said three (3) year period, Tenant shall pay to Landlord as Additional Rent the difference between said $2,570,353.20 and the amount actually expended in accordance with this Section.

5.  Tenant shall have one (1) option to extend the term of this Lease for five (5) years commencing on the expiration of the term of this Lease provided that (i) Tenant is not in default hereunder, either at the time of exercise of this option or at the commencement of the Extended Term; (ii) this Lease has not been terminated or cancelled; (iii) this Lease has not been assigned without permission of Landlord, nor have more than fifty percent (50%) the Premises been sublet.  Tenant shall give written notice of its exercise of this option not later than twelve (12) months prior to the expiration of the Term hereof. The Extended Term shall be upon the terms, provisions and conditions herein set forth, except that there shall be no further right of extension and the Annual Rent shall be the then Market Rent for space in the Building as of the commencement of the Extended Term as defined in Section 20.19 in the Third Amendment of this Lease., but not less than the Annual Rent payable for the last year of the original Term.  The determination of market rent shall take into account current bases for occupancy costs and taxes.

If Tenant shall fail to exercise its Option to Extend at least twelve (12) months prior to the expiration of the original Term, such Option shall lapse and be void and without effect.

6.  Section 20.20 of this Lease (“Right of First Offer”) contained in the Fifth Amendment shall be and remain in full force and effect.  Attached hereto is a schedule showing the present lease expirations. At the request of Tenant, Landlord will update such schedule annually.

7.  Upon the full execution and delivery of this Eighth Amendment, the security deposit held by Landlord shall be returned to Tenant so long as at such time Tenant shall not be in default.

8.  Tenant’s right to lease up to twenty (20) parking spaces in the Building garage shall continue.

9.  Tenant may propose to install additional signage to increase visibility of Tenant in the Building consistent with a first class office building in the central business district of Boston with the approval of Landlord and any applicable authority.

10.  Tenant warrants and represents that it has dealt with no broker or agent other than Cushman & Wakefield and McCall & Almy.  Landlord shall pay all brokerage fees if, but only if this Eighth Amendment Is fully executed.

11.  So long as Tenant is not in default and occupies not less than 75,000 rentable square feet in the Building and Broad 64, Landlord will not enter into a lease with any licensed insurance company or agency selling property casualty insurance.

12.  With respect to Expansion Space A, no Base Rent will be charged from delivery of possession to January 1, 2008.  Tenant shall not pay for Occupancy Costs or Taxes until January 1, 2008, but will pay for electricity.  Tenant shall pay with respect to any portion of Expansion Space A included in the Premises from and after January 1, 2008, Base Rent as provided for in paragraph 2 of this Eighth Amendment for years 1-3.

13.  Tenant shall pay with respect to Expansion Space B from and after the Effective Date for Expansion Space B, Base Rent as provided for in paragraph 2 of this Eighth Amendment for years 1-3.

14. Tenant shall have no obligation to remove the stairwell between the 10th and 11th floor.

15.  Notwithstanding anything in this Lease to the contrary, if the tenant occupying the 3,699 rentable square feet in Expansion Space A has not vacated said space by September 1, 2007, Landlord will commence eviction proceedings and diligently prosecute the same.  If such proceedings are commenced, no Base Rent, Occupancy Costs, or taxes shall be due for said 3,699 square feet for six (6) months from the date that they have become vacated.

Except as herein expressly set forth, the Lease shall be and remain in full force and effect.

EXECUTED under seal this 5th day of April, 2007.

LANDLORD:
Aman, Inc.

By:	/s/ Illegible
Title: VP, Secretary & Treasurer
Hereunto Duly Authorized

TENANT:
Safety Insurance Group, Inc.

By:	/s/ William J. Begley, Jr.
Title: VP, Treasurer, CFO

Lease Data Sheet

Landlord:	Aman, Inc.

Tenant:	Safety Insurance Group, Inc.

Tenant’s Mailing Address:	20 Custom House Street
Boston, MA 02109

Lease Term:	Ten (10) years from Commencement Date

Commencement Date:	January 1, 2009 (a portion of Expansion Space A may be added to the Premises subsequent to the Commencement Date)

Base Rent:	As set forth in paragraph 2 of this Eighth Amendment

Permitted Uses:	Insurance business, and with the approval of the landlord, any use consistent with first class office building in the financial district of Boston

Premises:

2,665 rentable square feet in the Building at 64 Broad Street, Boston, MA 02109; and 101,517 rentable square feet at the Building at 20 Custom House Street (2,297 rentable square feet on the 10th floor may be added to the Premises subsequent to the Commencement Date and will be included in the total number of 101,517 rentable square feet

Schedule 1 attached hereto defines the floor area.

Guarantor:	None

Security Deposit:	None

Broker:	Cushman & Wakefield and McCall & Almy

Option to Extend:	One five (5) year term at market

Option to Expand:	Right of first offer (Section 20.20)

Parking:	Twenty (20) parking spaces (Section 20.17)

Schedule 1

20 Custom House Street:

Floor 12	8,483 SF
Floor 11	10,940 SF
Floor 10	8,851-11,148 SF (Expansion Space A)
Floor 6	3,309 SF
Floor 5	12,832 SF
Floor 4	16,040 SF
Floor 3	16,041 SF
Floor 2	16,041 SF
Ground:	2,748 SF
2,435 (Expansion Space B)
1,500 SF
Subtotal	99,220-101,517 SF

64 Broad Street

Floor 2	2,665 SF
TOTAL	101,885-104,182 SF